Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI STRENGTHENS BALANCE SHEET WITH $50 MILLION PRIVATE PLACEMENT OF COMMON STOCK

MOUNTAIN VIEW, Calif., (February 17, 2004) — SGI (NYSE: SGI) today announced that it has agreed to sell 18,181,818 shares of its common stock to institutional investors for $2.75 per share in cash in a private placement transaction. The per share price represents a discount of 19% from the fifteen-day volume-weighted average public trading price for SGI common stock. The gross proceeds will be $50 million and are expected to be used for general working capital purposes.

These investors have also agreed to convert up to $40 million of SGI's 6.50% Senior Secured Convertible Notes due 2009 into common stock. These notes are otherwise not redeemable by the company until December 2005. In connection with the conversion, SGI will issue up to 33.6 million shares of common stock.

The private placement is expected to close within the next several days. Bear, Stearns & Co. Inc. acted as the sole placement agent for the securities sold in this transaction.

The shares of common stock issued in the private placement have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. SGI has agreed to file a registration statement covering resales by investors of the privately placed common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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sgi.com

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Marty Coleman
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650.933.8119

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SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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